Exhibit 99.1

LAMF Global Ventures Corp. I Announces

Sixth Extension of Deadline to Complete Initial Business Combination

Los Angeles, CA, April 12, 2024 – LAMF Global Ventures Corp. I (Nasdaq: LGVCU, LGVC, LGVCW) (“LAMF” or the “Company”), announced today that on April 12, 2024, its board of directors (the “Board”) decided to extend the date by which the Company must consummate an initial business combination (the “Deadline Date”) from April 16, 2024 to May 16, 2024 in order to facilitate the closing of the business combination agreement, dated as of August 17, 2023 (the “Business Combination Agreement”), by and among the Company, Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (“Nuvo”), Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Assetco”), and H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of LAMF (“Merger Sub”) (the “Business Combination”). This is the sixth of up to six one-month extensions of the Deadline Date available to the Company pursuant to its amended and restated memorandum and articles of association.

About LAMF Global Ventures Corp. I

LAMF Global Ventures Corp. I is a special purpose acquisition company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. LAMF is sponsored by affiliated parties of LAMF LLC (d/b/a Los Angeles Media Fund), a multifaceted media and entertainment company whose primary business is financing and producing feature films, television series, documentary projects and live events, the management of professional athletes, and investing in complementary technology businesses to the foregoing. LAMF is led by Jeffrey Soros, its Chairman, and Simon Horsman, its Chief Executive Officer, the co-founders of LAMF LLC. The members of LAMF’s sponsor also include affiliates of 10X LLC (“10X Capital”), an investment firm connecting Wall Street with Silicon Valley. 10X Capital invests across the capital structure, with a focus on companies using technology to disrupt major industries, including finance, healthcare, natural resources, transportation, infrastructure, agriculture and real estate. LAMF’s securities are traded on Nasdaq under the ticker symbols LGVC, LGVCU and LGVCW.

Contact

For investors, please contact:

Simon Horsman

simon@lamfglobal.com